DAVID E. COFFEY	3651 LINDELL ROAD, SUITE I, LAS VEGAS, NEVADA 89103
CERTIFIED PUBLIC ACCOUNTANT	(702) 371-3979

October 12, 2001

Capstone International Corporation

Surrey, B.C., Canada

    This letter will acknowledge my agreement to include or refer to the financial statement as of June 30, 2001, which I have audited, in the filing with the Securities and Exchange Commission.

Sincerely,

/S/ DAVID COFFEY

David Coffey C.P.A.